Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2021 Third Quarter Results, Early Season Pass Sales Results, and Provides Fiscal 2021 Outlook
BROOMFIELD, Colo. – June 7, 2021 – Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2021 ended April 30, 2021, which were negatively impacted by COVID-19 and related limitations and restrictions, reported results of early season pass sales for the 2021/2022 North American ski season, and provided its outlook for the fiscal year ending July 31, 2021.
Highlights
•Net income attributable to Vail Resorts, Inc. was $274.6 million for the third fiscal quarter of 2021, an increase of 80.0% compared to the third fiscal quarter of 2020. The prior year period was primarily impacted by the early closure of the Company’s North American destination mountain resorts and regional ski areas on March 15, 2020 due to the outbreak of COVID-19 (the “Resort Closures”).
•Resort Reported EBITDA was $462.2 million for the third fiscal quarter of 2021, compared to a Resort Reported EBITDA of $304.4 million for the third fiscal quarter of 2020. The prior year period was primarily impacted by the Resort Closures, which included the resulting deferral of approximately $120.9 million of pass product revenue and $2.9 million of related deferred costs from the third fiscal quarter of 2020 to fiscal 2021 as a result of pass holder credits offered to 2019/2020 North American pass product holders.
•The Company issued full year guidance for fiscal 2021 and expects Resort Reported EBITDA to be between $530 million and $570 million, which assumes all of our operations are open and aligned with current health and safety protocols and capacity restrictions, current demand trends continue, we experience normal weather conditions throughout the Australian ski season and North American summer season, and there is no impact from potential COVID-19-related shutdowns or lockdowns.
•Pass product sales through June 1, 2021 for the upcoming 2021/2022 North American ski season increased very significantly as compared to sales through June 2, 2020 for the 2020/2021 North American ski season, due to the lack of any spring sales deadlines in 2020 as a result of COVID-19, making the year over year comparison to the spring 2020 results not relevant for performance trends. Compared to sales for the 2019/2020 North American ski season through June 4, 2019, pass product sales for the 2021/2022 season through June 1, 2021 increased approximately 50% in units and 33% in sales dollars. Pass product sales include Peak Resorts pass sales in both periods and are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.83 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. As a reminder, pass product sales for the full selling season through December 6, 2020, as compared to the full selling season through December 8, 2019, increased approximately 20% in units and approximately 19% in sales dollars.
•We continue to maintain significant liquidity with $1.3 billion of cash on hand as of April 30, 2021 and $621 million of availability under our U.S. and Whistler Blackcomb revolving credit facilities.
Commenting on the Company’s fiscal 2021 third quarter results, Rob Katz, Chief Executive Officer, said, “Given the continued challenging operating environment as a result of COVID-19, we are very pleased with our overall results for the quarter and for the full 2020/2021 North American ski season. Results continued to improve as the season progressed, primarily as a result of stronger destination visitation at our Colorado and Utah resorts, including improved lift ticket purchases relative to fiscal 2021 second quarter results. Excluding Peak Resorts, total visitation at our U.S. destination mountain resorts and regional ski areas for the third quarter was only down 3% compared to the third quarter of fiscal 2019. Whistler Blackcomb’s performance continued to be negatively impacted due to the continued closure of the Canadian border to international guests, including guests from the U.S., and was further impacted by the resort closing earlier than expected on March 30, 2021 following a provincial health order issued by the government of British Columbia. Whistler Blackcomb’s total visitation for the third quarter declined nearly 60% compared to the third quarter of fiscal 2019.
“While visitation and lift revenue trends improved throughout the quarter, our ancillary lines of business continued to be more significantly and negatively impacted by COVID-19 related capacity constraints and limitations, particularly in food and beverage and ski school. We maintained disciplined cost controls throughout the quarter and continued operating our ancillary lines of business at reduced capacity. Resort Reported EBITDA margin for the third quarter was 52.0%, exceeding both the prior year period of 43.9% and fiscal 2019 third quarter of 50.2%. These results reflect our rigorous approach to cost management, as well as a higher proportion of lift revenue relative to ancillary lines of business compared to prior periods.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third fiscal quarter ended April 30, 2021, which was filed today with the Securities and Exchange Commission.
The following are segment highlights:
Mountain Segment
•For the three months ended April 30, 2021, total lift revenue increased $202.9 million, or 54.1%, compared to the same period in the prior year, to $577.7 million. The increase was primarily due to strong North American pass sales growth for the 2020/2021 ski season, including the deferral impact of the pass holder credits offered to 2019/2020 North American pass product holders from fiscal 2020 to fiscal 2021 as a result of the Resort Closures, as well as improved non-pass visitation due to the Company operating for the full U.S. ski season in the current year, with particularly strong demand at the Colorado and Utah destination resorts.
•Ski school revenue increased $3.8 million, or 5.0%, and retail/rental revenue increased $13.2 million, or 16.8%, compared to the same period in the prior year, both as a result of the Company operating for the full U.S. ski season in the current year as compared to the impact of the Resort Closures in the prior year, partially offset by COVID-19 related capacity limitations and restrictions in the current year. Dining revenue decreased $16.3 million, or 26.5%, compared to the same period in the prior year, due to capacity-related limitations and restrictions associated with COVID-19 in the current year, which disproportionately impacted our results at our dining outlets. The declines in dining were partially offset by the benefit of operating for the full U.S. ski season in the current year as compared to the impact of the Resort Closures in the prior year.
•Operating expense increased $38.4 million, or 11.5%, which was primarily attributable to the Company operating for the full U.S. ski season in the current year as compared to the impact of the Resort Closures in the prior year, partially offset by cost discipline efforts in the current year associated with reduced levels of operations and limitations and restrictions on our North American winter operations resulting from COVID-19.

•Mountain Reported EBITDA increased $156.6 million, or 51.9%, for the third quarter compared to the same period in the prior year, which includes $5.1 million of stock-based compensation expense for the three months ended April 30, 2021 compared to $4.4 million in the same period in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended April 30, 2021 increased $1.7 million, or 3.1%, as compared to the same period in the prior year, primarily due to the Company operating for the full U.S. ski season in the current year as compared to the impact of the prior year Resort Closures, partially offset by operational restrictions and limitations of our North American lodging properties in the current year as a result of the ongoing impacts of COVID-19.
•Lodging Reported EBITDA for the three months ended April 30, 2021 increased $1.3 million, or 44.7%, for the third quarter compared to the same period in the prior year, which includes $1.0 million of stock-based compensation expense for the three months ended April 30, 2021 compared to $0.8 million in the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $888.3 million for the three months ended April 30, 2021, an increase of $194.6 million as compared to resort net revenue of $693.7 million for the same period in the prior year.
•Resort Reported EBITDA was $462.2 million for the three months ended April 30, 2021, an increase of $157.9 million, or 51.9%, compared to the same period in the prior year.
Total Performance
•Total net revenue increased $195.0 million, or 28.1%, to $889.1 million for the three months ended April 30, 2021 as compared to the same period in the prior year.
•Net income attributable to Vail Resorts, Inc. was $274.6 million, or $6.72 per diluted share, for the third quarter of fiscal 2021 compared to net income attributable to Vail Resorts, Inc. of $152.5 million, or $3.74 per diluted share, in the third fiscal quarter of the prior year.
Liquidity
The Company continues to maintain significant liquidity. Our total cash and revolver availability as of April 30, 2021 was approximately $2.0 billion, with $1.3 billion of cash on hand, $419 million of U.S. revolver availability under the Vail

Holdings Credit Agreement and $203 million of revolver availability under the Whistler Credit Agreement. As of April 30, 2021, our Net Debt was 2.8 times trailing twelve months Total Reported EBITDA. We remain confident in the strong cash flow generation and stability of our business model, and we will continue to be disciplined stewards of our capital with a focus on high-return capital projects, continuous investment in our people and strategic acquisition opportunities. While we are not reinstating the dividend this quarter, we remain committed to returning capital to shareholders, and our Board of Directors will continue to closely monitor the economic and public health outlook on a quarterly basis to assess the appropriate time to reinstate the dividend.”
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2021/2022 North American ski season, Katz said, “We are very pleased with the results for our season pass sales to date, with guests showing strong enthusiasm for the enhanced value proposition of our pass products, driven in part by the 20% reduction in all pass prices for the upcoming season. Pass product sales through June 1, 2021 for the upcoming 2021/2022 North American ski season increased very significantly as compared to sales through June 2, 2020 for the 2020/2021 North American ski season, due to the lack of any spring sales deadlines in 2020 as a result of COVID-19, making the year over year comparison to the spring 2020 results not relevant for performance trends. Compared to sales for the 2019/2020 North American ski season through June 4, 2019, pass product sales for the 2021/2022 season through June 1, 2021 increased approximately 50% in units and 33% in sales dollars. Pass product sales are adjusted to include Peak Resorts pass sales in both periods and eliminate the impact of foreign currency by applying an exchange rate of $0.83 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb. As a reminder, pass product sales for the full selling season through December 6, 2020, as compared to the full selling season through December 8, 2019, increased approximately 20% in units and approximately 19% in sales dollars.”
Katz continued, “Relative to season to date pass product sales for the 2019/2020 season through June 4, 2019, we saw very strong unit growth with our renewing pass holders and even stronger unit growth in new pass holders, which include guests in our database who previously purchased lift tickets or passes but did not buy a pass in the previous season and guests who are completely new to our database. We saw our strongest unit growth in our destination markets, particularly in the Northeast, and also had very strong growth across our local markets. Compared to the period ended June 4, 2019, effective pass price decreased 10%, as compared to the 20% price decrease we implemented this year. We believe this highlights how our lower pricing has increased the propensity of pass holders to spend a portion of the new discount to purchase higher valued pass products. The pass results to date exceeded our original expectations for the impact of the 20% price reduction, however we still have the majority of our pass selling season ahead of us and it is not yet clear if these trends will continue through the fall. We will provide more information about our pass sales results, including comparisons to pass sales results for the 2020/2021 North American ski season, in our September 2021 earnings release.
Regarding Epic Australia Pass sales, Katz commented, “We are very pleased with ongoing sales of the Epic Australia Pass, which end on June 15, 2021 and are up approximately 43% in units through June 1, 2021, as compared to the comparable period through June 4, 2019, representing significant growth following the acquisition of Falls Creek and Hotham in April 2019. Given the recent COVID-19 related lockdowns in Victoria, Australia, we will be monitoring any impacts on Epic Australia pass sales.”
Outlook
Commenting on the outlook for fiscal 2021, Katz said, “Net income attributable to Vail Resorts, Inc. is expected to be between $93 million and $139 million for fiscal 2021. We expect that Resort Reported EBITDA for fiscal 2021 will be between $530 million and $570 million, and we expect that Resort Reported EBITDA Margin for fiscal 2021 will be approximately 28.9%, using the midpoint of the guidance range. Our guidance assumes all of our operations are open and aligned with current health and safety protocols and capacity restrictions, current demand trends continue, we experience normal weather conditions throughout the Australian ski season and North American summer season, and there is no impact from potential COVID-19-related shutdowns or lockdowns. The guidance specifically assumes no impact from potential demand or operational disruptions associated with the current lockdowns in Victoria, Australia. The outlook for fiscal year 2021 is predicated on current Canadian and Australian foreign exchange rates of $0.82 and $0.78, respectively, for each currency to the U.S. dollar for the remainder of the fiscal year.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2021, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc.

	Fiscal 2021 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2021 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$93,000	$139,000
Net loss attributable to noncontrolling interests	(2,000)	(6,000)
Net income	91,000	133,000
Provision for income taxes (1)	18,000	29,000
Income before provision for income taxes	109,000	162,000
Depreciation and amortization	254,000	252,000
Interest expense, net	152,000	149,000
Other (2)	9,000	3,000
Total Reported EBITDA	$524,000	$566,000

Mountain Reported EBITDA (3)	$542,000	$580,000
Lodging Reported EBITDA (4)	(14,000)	(8,000)
Resort Reported EBITDA (5)	530,000	570,000
Real Estate Reported EBITDA	(6,000)	(4,000)
Total Reported EBITDA	$524,000	$566,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $21 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.82 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.78 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 21, 2021, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 9073089. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements under “Outlook” above; our expectations regarding our liquidity; the effects of the COVID-19 pandemic on, among other things, our operations; expectations related to our season pass products; our expectations regarding our performance for fiscal 2021 (and the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our summer operations; and our expectations regarding our ancillary lines of business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which was filed on September 24, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2021, which was filed on June 7, 2021.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Net revenue:
Mountain and Lodging services and other	$794,393	$582,890	$1,495,777	$1,516,679
Mountain and Lodging retail and dining	93,885	110,799	208,362	365,032
Resort net revenue	888,278	693,689	1,704,139	1,881,711
Real Estate	800	398	1,369	4,784
Total net revenue	889,078	694,087	1,705,508	1,886,495
Segment operating expense:
Mountain and Lodging operating expense	317,836	285,764	765,944	902,316
Mountain and Lodging retail and dining cost of products sold	35,937	42,663	90,435	147,533
General and administrative	73,294	60,818	210,444	227,175
Resort operating expense	427,067	389,245	1,066,823	1,277,024
Real Estate operating expense	2,023	1,128	5,088	7,926
Total segment operating expense	429,090	390,373	1,071,911	1,284,950
Other operating (expense) income:
Depreciation and amortization	(64,071)	(64,730)	(189,362)	(186,387)
Gain on sale of real property	189	—	189	207
Asset impairments	—	(28,372)	—	(28,372)
Change in estimated fair value of contingent consideration	(10,400)	8,000	(12,202)	5,264
Gain (loss) on disposal of fixed assets and other, net	1,999	(380)	(762)	1,178
Income from operations	387,705	218,232	431,460	393,435
Mountain equity investment income (loss), net	1,011	(90)	6,177	1,270
Investment income and other, net	347	361	857	999
Foreign currency gain (loss) on intercompany loans	4,157	(7,753)	9,832	(8,191)
Interest expense, net	(39,033)	(24,479)	(112,287)	(73,303)
Income before provision for income taxes	354,187	186,271	336,039	314,210
Provision for income taxes	(76,897)	(26,440)	(66,640)	(47,190)
Net income	277,290	159,831	269,399	267,020
Net income attributable to noncontrolling interests	(2,661)	(7,285)	(738)	(14,579)
Net income attributable to Vail Resorts, Inc.	$274,629	$152,546	$268,661	$252,441
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$6.82	$3.79	$6.67	$6.26
Diluted net income per share attributable to Vail Resorts, Inc.	$6.72	$3.74	$6.58	$6.17
Cash dividends declared per share	$—	$1.76	$—	$5.28
Weighted average shares outstanding:
Basic	40,296	40,237	40,277	40,299
Diluted	40,896	40,744	40,807	40,900

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Other Data:
Mountain Reported EBITDA	$457,989	$301,429	$654,174	$594,472
Lodging Reported EBITDA	4,233	2,925	(10,681)	11,485
Resort Reported EBITDA	462,222	304,354	643,493	605,957
Real Estate Reported EBITDA	(1,034)	(730)	(3,530)	(2,935)
Total Reported EBITDA	$461,188	$303,624	$639,963	$603,022
Mountain stock-based compensation	$5,141	$4,453	$15,403	$13,418
Lodging stock-based compensation	966	831	2,894	2,551
Resort stock-based compensation	6,107	5,284	18,297	15,969
Real Estate stock-based compensation	77	54	220	158
Total stock-based compensation	$6,184	$5,338	$18,517	$16,127

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Net Mountain revenue:
Lift	$577,680	$374,818	54.1%	$1,041,546	$900,995	15.6%
Ski school	80,390	76,563	5.0%	138,824	187,840	(26.1)%
Dining	45,294	61,632	(26.5)%	80,172	158,980	(49.6)%
Retail/rental	91,286	78,133	16.8%	203,718	259,761	(21.6)%
Other	34,533	44,158	(21.8)%	101,092	154,105	(34.4)%
Total Mountain net revenue	829,183	635,304	30.5%	1,565,352	1,661,681	(5.8)%
Mountain operating expense:
Labor and labor-related benefits	161,230	140,839	14.5%	371,372	427,538	(13.1)%
Retail cost of sales	25,314	23,476	7.8%	66,007	88,740	(25.6)%
Resort related fees	38,122	31,361	21.6%	67,014	74,175	(9.7)%
General and administrative	61,916	52,252	18.5%	177,637	194,896	(8.9)%
Other	85,623	85,857	(0.3)%	235,325	283,130	(16.9)%
Total Mountain operating expense	372,205	333,785	11.5%	917,355	1,068,479	(14.1)%
Mountain equity investment income (loss), net	1,011	(90)	1,223.3%	6,177	1,270	386.4%
Mountain Reported EBITDA	$457,989	$301,429	51.9%	$654,174	$594,472	10.0%

Total skier visits	7,188	5,303	35.5%	14,191	13,333	6.4%
ETP	$80.37	$70.68	13.7%	$73.39	$67.58	8.6%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Lodging net revenue:
Owned hotel rooms	$10,252	$8,126	26.2%	$24,325	$39,323	(38.1)%
Managed condominium rooms	28,726	23,744	21.0%	58,391	69,984	(16.6)%
Dining	4,849	8,099	(40.1)%	8,807	37,353	(76.4)%
Transportation	4,663	5,672	(17.8)%	7,610	15,748	(51.7)%
Golf	—	—	—%	8,646	10,606	(18.5)%
Other	8,652	9,775	(11.5)%	25,834	37,411	(30.9)%
	57,142	55,416	3.1%	133,613	210,425	(36.5)%
Payroll cost reimbursements	1,953	2,969	(34.2)%	5,174	9,605	(46.1)%
Total Lodging net revenue	59,095	58,385	1.2%	138,787	220,030	(36.9)%
Lodging operating expense:
Labor and labor-related benefits	26,809	26,448	1.4%	69,953	97,992	(28.6)%
General and administrative	11,378	8,566	32.8%	32,807	32,279	1.6%
Other	14,722	17,477	(15.8)%	41,534	68,669	(39.5)%
	52,909	52,491	0.8%	144,294	198,940	(27.5)%
Reimbursed payroll costs	1,953	2,969	(34.2)%	5,174	9,605	(46.1)%
Total Lodging operating expense	54,862	55,460	(1.1)%	149,468	208,545	(28.3)%
Lodging Reported EBITDA	$4,233	$2,925	44.7%	$(10,681)	$11,485	(193.0)%

Owned hotel statistics:
ADR	$274.15	$341.75	(19.8)%	$255.25	$269.62	(5.3)%
RevPAR	$147.67	$105.91	39.4%	$92.27	$141.20	(34.7)%
Managed condominium statistics:
ADR	$403.96	$404.57	(0.2)%	$374.72	$334.32	12.1%
RevPAR	$141.39	$108.08	30.8%	$84.53	$102.04	(17.2)%
Owned hotel and managed condominium statistics (combined):
ADR	$374.39	$392.88	(4.7)%	$344.66	$315.62	9.2%
RevPAR	$142.40	$107.77	32.1%	$86.65	$109.58	(20.9)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2021	2020
Real estate held for sale and investment	$96,259	$96,565
Total Vail Resorts, Inc. stockholders’ equity	$1,782,202	$1,422,123
Long-term debt, net	$2,739,981	$2,365,372
Long-term debt due within one year	113,454	63,566
Total debt	2,853,435	2,428,938
Less: cash and cash equivalents	1,344,702	482,656
Net debt	$1,508,733	$1,946,282

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2021 and 2020.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Net income attributable to Vail Resorts, Inc.	$274,629	$152,546	$268,661	$252,441
Net income attributable to noncontrolling interests	2,661	7,285	738	14,579
Net income	277,290	159,831	269,399	267,020
Provision for income taxes	76,897	26,440	66,640	47,190
Income before provision for income taxes	354,187	186,271	336,039	314,210
Depreciation and amortization	64,071	64,730	189,362	186,387
Asset impairments	—	28,372	—	28,372
(Gain) loss on disposal of fixed assets and other, net	(1,999)	380	762	(1,178)
Change in fair value of contingent consideration	10,400	(8,000)	12,202	(5,264)
Investment income and other, net	(347)	(361)	(857)	(999)
Foreign currency (gain) loss on intercompany loans	(4,157)	7,753	(9,832)	8,191
Interest expense, net	39,033	24,479	112,287	73,303
Total Reported EBITDA	$461,188	$303,624	$639,963	$603,022

Mountain Reported EBITDA	$457,989	$301,429	$654,174	$594,472
Lodging Reported EBITDA	4,233	2,925	(10,681)	11,485
Resort Reported EBITDA*	462,222	304,354	643,493	605,957
Real Estate Reported EBITDA	(1,034)	(730)	(3,530)	(2,935)
Total Reported EBITDA	$461,188	$303,624	$639,963	$603,022

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2021.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2021
Net income attributable to Vail Resorts, Inc.	$115,053
Net loss attributable to noncontrolling interests	(3,619)
Net income	111,434
Provision for income taxes	26,828
Income before provision for income taxes	138,262
Depreciation and amortization	252,547
Loss on disposal of fixed assets and other, net	1,102
Change in fair value of contingent consideration	14,502
Investment income and other, net	(1,163)
Foreign currency gain on intercompany loans	(14,793)
Interest expense, net	145,705
Total Reported EBITDA	$536,162

Mountain Reported EBITDA	$559,782
Lodging Reported EBITDA	(18,897)
Resort Reported EBITDA*	540,885
Real Estate Reported EBITDA	(4,723)
Total Reported EBITDA	$536,162

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2021.

(In thousands) (Unaudited)
As of April 30, 2021
Long-term debt, net	$2,739,981
Long-term debt due within one year	113,454
Total debt	2,853,435
Less: cash and cash equivalents	1,344,702
Net debt	$1,508,733
Net debt to Total Reported EBITDA	2.8x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2021 and 2020.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2021	2020	2021	2020
Real Estate Reported EBITDA	$(1,034)	$(730)	$(3,530)	$(2,935)
Non-cash Real Estate cost of sales	509	—	892	3,684
Non-cash Real Estate stock-based compensation	77	54	220	158
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	457	(27)	435	111
Net Real Estate Cash Flow	$9	$(703)	$(1,983)	$1,018

The following table reconciles Resort net revenue to Resort EBITDA Margin for the three months ended April 30, 2021, 2020 and 2019.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019
Resort net revenue (1)	$888,278	$693,689	$957,746
Resort Reported EBITDA (1)	$462,222	$304,354	$480,716
Resort EBITDA margin	52.0%	43.9%	50.2%

(1) Resort represents the sum of Mountain and Lodging

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2021 guidance.

(In thousands) (Unaudited)
Fiscal 2021 Guidance (2)
Resort net revenue (1)	$1,904,000
Resort Reported EBITDA (1)	$550,000
Resort EBITDA margin	28.9%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance